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                                    FORM 8-A


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


                                Intelispan, Inc.
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             (Exact name of registrant as specified in its charter)


Washington                                   91-1738902
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


1720 Windward Concourse, Suite 100, Alpharetta, Georgia               30005
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    (Address of principal executive offices)                        (Zip Code)


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. / /

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. /X/

     Securities Act registration statement file number to which this form relates: 333-94291


       Securities to be registered pursuant to Section 12(b) of the Act:

                                      None

       Securities to be registered pursuant to Section 12(g) of the Act:


                         Common Stock, $.0001 par value
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                                (Title of class)
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Item 1.           Description of Registrant's Securities to be Registered


                  This registration statement relates to the registration with the Securities and Exchange Commission of shares of common stock, par value $.0001 per share, of Intelispan, Inc., a Washington corporation (the "Registrant"). The authorized capital stock of our company consists of 250,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share.

COMMON STOCK

                  The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the preferences that may be applicable to any then-outstanding preferred stock, the holders of common stock will be entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock will be entitled to share ratably in all the assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. The holders of common stock have no preemptive, subscription, redemption, or conversion rights.

Item 2.           Exhibits.

Exhibit No.   Description
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   3.1        Amended and Restated Articles of Incorporation of the Registrant,
              as amended(1)

   3.2        Bylaws of the Registrant(2)

   4.1        Specimen of Stock Certificate representing the Registrant's Common
              Stock(2)

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(1)      Incorporated by reference to Amendment No. 2 to the Registrant's
         Registration Statement on Form SB-2 (Registration No. 333-94291).

(2) Incorporated by reference to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2 (Registration No. 333-94291).
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                                   SIGNATURES

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  April 13, 2000                   INTELISPAN, INC.


                                             By:   /s/ James D. Shook
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                                              James D. Shook
                                              Executive Vice-President, General
                                              Counsel, and Secretary